Exhibit 10.34

OFFER AGREEMENT

September 28, 2005

Gayle Wiley

Dear Gayle,

I am pleased to extend to you an offer to join Vignette Corporation starting on October 3, 2005. Your position will be Senior Vice President, Global Human Resources reporting to Thomas E. Hogan based in Austin, Texas. The challenge in front of us is both exciting and tremendous and we believe that you will bring the skills and attitude that will become a critical part of Vignette’s success. We are eager to have you be part of our team.

Your compensation will include the following:

•	A bi-weekly salary of $8,269.23 (which when calculated on an annual basis equals $215,000.00).

•	Subject to you joining Vignette Corporation, we have proposed for you to receive 25,000 stock options through the Vignette Corporation Stock Option Plan. Your grant will be subject to a separate agreement and offer which has to be approved by the Compensation Committee of Vignette’s Board and does not form part of your contract of employment. Once this has been approved, the necessary documents will be sent to you.

•	Eligibility for bonus in the Executive Performance Bonus Plan, targeted at $60,000.00 annually. This bonus is paid out semi-annually at the discretion of the Company, based on the individual and Company performance goals. Payment of this bonus may not occur if the Company does not meet its financial goals.

•	Eligibility for all of the benefits provided to Vignette’s employees, which currently include:

•	Major medical, dental, vision, short term disability and life insurance coverage for you

•	The option to purchase major medical, dental, vision, accident and life insurance coverage for your eligible dependents

•	Participation in Vignette’s 401(k) plan upon completion of the plan’s eligibility requirements

•	Participation in Vignette’s Employee Stock Purchase Plan

•	Nine paid holidays and two weeks accrued paid vacation per year

•	Should your employment with Vignette be terminated without “Cause” or for “Good Reason,” during the first twenty four months of service, you will receive severance payments in the equivalent of six months base salary, with payment contingent upon execution of a Separation Agreement approved by Vignette which will include appropriate releases and restrictive covenants.

“Cause” for purposes of this Agreement shall be defined as your termination as a direct result of any of the following events which remains uncured after 15 days from the date of notice of such breach is provided to you or which cannot by its nature be cured: (a) material misconduct that results in material harm to the business of the Company; (b) material and repeated failure to perform duties assigned by your manager, which failure is not a result of a disability and results in material harm to the business of the Company; (c) any material breach of the Company’s policies or of the Proprietary Inventions Agreement which results in material harm to the business of the Company. “Good Reason” for purposes of this Agreement shall be defined as your resignation as a direct result of any of the following events: (i) a decrease in your Base Salary as set forth in this agreement of more than ten percent (10%); (ii) a substantial change in your job duties, position or title; (iii) any material breach by the Company of any provision of this Agreement, which breach is not cured within fifteen (15) days following written notice of such breach from you; (iv) the occurrence of a Change of Control (as defined below) of the Company;

Change of Control for purposes of this Letter Agreement shall be defined as(x) the acquisition of fifty percent (50%) or more of the beneficial ownership interests, or fifty percent (50%) or more of the voting power, of the Company, either directly or indirectly, in one or a series of related transactions, by merger, purchase or otherwise, by any person or group of persons acting in concert (including, without limitation, any one or more individuals, corporations, partnerships, trusts, limited liability companies or other entities); (y) the disposition or transfer, whether by sale, merger, consolidation, reorganization, recapitalization, redemption, liquidation or any other transaction, of fifty percent (50%) or more by value of the assets of the Company in one or a series of related or unrelated transactions over time.

This offer of employment is contingent upon your execution of this Letter, Employment Application, PRSI Background Check, and satisfaction of the requirements of an I-9 Employment Eligibility Verification Form. Please understand that employment remains “at will”, and neither this letter nor the Plan create an employment contract with you. Also, please understand that the terms of the Plan (as modified by Vignette from time to time) will govern your compensation, and will control to the extent there is any conflict with the terms of this letter.

I am looking forward to having you as a member of the Vignette team.

Sincerely,

Thomas E. Hogan President and Chief Executive Officer Vignette Corporation